Exhibit 99.1

AMENDMENT 2015-1
TO THE
WGL HOLDINGS, INC. and WASHINGTON GAS LIGHT COMPANY
CHANGE IN CONTROL SEVERANCE PLAN FOR CERTAIN EXECUTIVES
AS AMENDED DECEMBER 14, 2012
WITNESSETH:
WHEREAS, Washington Gas Light Company (the “Company”) established the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives (the “Plan”), effective December 15, 2006; and
WHEREAS, the Company wishes to amend the Plan to eliminate the excise tax gross up benefit effective October 1, 2018, subject to certain exceptions; and
WHEREAS, Section 8.1 of the Plan permits the Board of Directors of the Company to amend the Plan at any time, with certain limitations in the event of a change in control;
NOW, THEREFORE, effective November 12, 2015, the Plan is amended as follows:
Except as provided in Section 8.1 of the Plan, unless a Change of Control has occurred, subsection (a) of Section 4.5 “Additional Benefits” shall be deleted in its entirety, and shall be of no further force and effect, effective October 1, 2018 or the date that all Potential Change of Control Transactions have been terminated, if later. For purposes of this paragraph, “Potential Change of Control Transaction” shall mean a potential corporate transaction of which the Company or any Affiliate Company has received written notice (i) on or before September 30, 2018 or (ii) while another Potential Change of Control Transaction is pending, from or on behalf of a potential counterparty that could reasonably be expected to result in a Change in Control, provided that a Potential Change of Control Transaction shall be deemed to be terminated upon receipt of notice from (or on behalf of) the potential counterparty that such person does not intend to pursue any Potential Change of Control Transaction or upon the good faith determination by the Committee or the Board that no such transaction with such counterparty or any affiliate thereof is reasonably likely to be completed.
IN WITNESS WHEREOF, this amendment to the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives was adopted by resolution of the Board of Directors at a meeting held November 12, 2015.

__________________________________________
Assistant Secretary
Washington Gas Light Company